Exhibit (e)(6)

Execution Version

AMENDMENT NO. 2
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Agreement and Plan of Merger, dated as of January 15, 2015 (this “Amendment”), is made and entered into among CME Group Inc., a Delaware corporation (“CME”), Cheetah Acquisition Corp., a Delaware corporation and a wholly-owned CME Subsidiary (“Merger Sub 1”), Cheetah Acquisition LLC, a Delaware limited liability company and a wholly-owned CME Subsidiary (“Merger Sub 2”), Jersey Partners Inc., a New York corporation (“JPI”), New JPI Inc., a Delaware corporation (“New JPI”), and the other individuals signatory hereto, which are stockholders of JPI and New JPI (the “Signing Stockholders”). CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and each Signing Stockholder are referred to individually as a “Party” and collectively as the “Parties.” Capitalized terms have the meanings given to them in Section 1.

RECITALS

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of July 30, 2014 and amended as of December 2, 2014 (the “JPI Merger Agreement”);

WHEREAS, the GFI Merger Agreement has been amended as of the date hereof to, inter alia, increase the Per Share Cash Consideration amount thereunder from $5.25 to $5.60, which has the effect of increasing the Aggregate Merger Consideration payable under the JPI Merger Agreement accordingly;

WHEREAS, notwithstanding such amendment to the GFI Merger Agreement, the Signing Stockholders have agreed, with respect to 22,431,956 Transferred Shares indirectly held by them as set forth on Schedule A hereto (the “Reduced Value Transferred Shares”), to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

WHEREAS, pursuant to Section 11.8 of the JPI Merger Agreement, the JPI Merger Agreement may be amended, by action taken or authorized by their respective Boards of Directors, by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the JPI Merger Agreement and address certain matters as provided herein.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the JPI Merger Agreement.

2.                                      Amendments to JPI Merger Agreement. The JPI Merger Agreement is hereby amended as follows:

2.1.                            Section 1.1.  Section 1.1 of the JPI Merger Agreement is hereby amended by adding the following defined term:

“Aggregate Merger Consideration” has the meaning set forth in Section 1.7(b).

“Reduced Value Transferred Shares” has the meaning set forth in the Recitals.

2.2.                            Section 1.7.  Section 1.7(b) of the JPI Merger Agreement is hereby amended and restated in its entirety as follows:

Section 1.7                                              Effect on Capital Stock.

(b)                     At the Effective Time, subject to the provisions of this Article I and Article II, each share of New JPI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of New JPI Common Stock owned by New JPI and other than Dissenting New JPI Shares) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive its pro rata portion based on the total number of shares of New JPI Common Stock outstanding on a fully-diluted basis immediately prior to the Effective Time following the consummation of the F-Reorganization (subject to adjustment to account for the Reduced Value Transferred Shares) (the “Merger Consideration”) of the following aggregate consideration (the “Aggregate Merger Consideration”):

(i)                                     Subject to adjustment in accordance with this Section 1.7(b), the number of shares of CME Class A Common Stock that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement as Stock Election Shares; provided that with respect to the Reduced Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

(ii)                                  Notwithstanding the foregoing, if the Elected Cash Consideration under the GFI Merger Agreement is less than the Available Cash Consideration under the GFI Merger Agreement (the difference being the “GFI Merger Remaining Cash”), then the Aggregate Merger Consideration shall be as follows:

(1)                                 the amount of cash (without interest) that would be payable with respect to the Transferred Shares if such shares were converted into the Per Share Cash Consideration provided for in the GFI Merger Agreement (provided that with respect to the Reduced Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25) up to an aggregate amount not to exceed the GFI Merger Remaining Cash (such Transferred Shares deemed so treated, the “Cash Transferred Shares” and the Transferred Shares minus the Cash Transferred Shares, the “Stock Transferred Shares”); provided that in no event will the cash Aggregate Merger Consideration payable pursuant to this

Section 1.7(b)(ii)(1) exceed 16.5% of the Aggregate Merger Consideration payable hereunder; and

(2)                                 the number of shares of CME Class A Common Stock that would be payable with respect to the Stock Transferred Shares if such shares were converted into the Per Share Stock Consideration provided for in the GFI Merger Agreement;  provided that with respect to the Reduced Value Transferred Shares, such number shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

Notwithstanding anything to the contrary contained in this Agreement, in no event will the aggregate number of shares of CME Class A Common Stock issuable in the Transactions exceed 19.9% of the number of shares of CME Class A Common Stock outstanding on the trading day immediately before January 15, 2015 (as appropriately adjusted for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during the period between such trading day and the Effective Time).  Notwithstanding anything to the contrary contained in this Agreement, in no event will the Aggregate Merger Consideration payable hereunder exceed the amount of the aggregate merger consideration that would be payable with respect to the Transferred Shares if such shares were converted into the merger consideration provided for in the GFI Merger Agreement; provided that with respect to the Reduced Value Transferred Shares, such amount shall be calculated on the basis of a Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25. Notwithstanding anything to the contrary herein, the Aggregate Merger Consideration shall not be payable hereunder until after consummation of the initial GFI Merger.

With respect to the payment of the Merger Consideration hereunder, CME’s sole obligation under this Agreement is to pay the Aggregate Merger Consideration to the Exchange Agent in accordance with the provisions of Section 2.1 (Surrender and Payment).  None of CME, the Surviving Corporation, the Surviving Company or any of their respective affiliates shall have any liabilities or obligations with respect to the actual per share amount of the Merger Consideration paid to any Person entitled to receive the Merger Consideration, which subject to the terms of this Agreement, shall be determined solely by written instructions delivered by JPI to the Exchange Agent.

3.                                      Reduced Value Transferred Shares.  The Signing Stockholders hereby agree, with respect to the Reduced Value Transferred Shares, to receive the Merger Consideration with respect to such shares based on a reduced Per Share Cash Consideration amount under the GFI Merger Agreement of $5.25.

4.                                      Full Force and Effect.  Except as expressly modified by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the JPI Merger Agreement shall remain in full force and effect in accordance with their respective terms. As used in the JPI Merger Agreement, the terms “this Agreement”, “herein”, “hereinafter”, “hereunder”, “hereto” and words of similar import shall mean and refer to, from and after the date hereof, unless the context otherwise requires, the JPI Merger Agreement as amended by this Amendment.

5.                                      Counterparts; Effectiveness.  This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.  This Amendment shall become effective when each Party shall have received counterparts thereof signed and delivered by the other Parties. Signatures transmitted electronically shall be accepted as originals for all purposes of this Amendment.

6.                                      Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN, ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

* * * * *

IN WITNESS WHEREOF, CME, Merger Sub 1, Merger Sub 2, JPI, New JPI and the Signing Stockholders have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CME GROUP INC.

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Chief Financial Officer

CHEETAH ACQUISITION CORP.

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Treasurer

CHEETAH ACQUISITION LLC

By:	/s/ John Pietrowicz
Name: John Pietrowicz
Title: Treasurer

JERSEY PARTNERS INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

NEW JPI INC.

By:	/s/ Michael Gooch
Name: Michael Gooch
Title: President

[Amendment No. 2 to Agreement and Plan of Merger]

/s/ Michael Gooch
Name: Michael Gooch

/s/ Nick Brown
Name: Nick Brown

/s/ Colin Heffron
Name: Colin Heffron

[Amendment No. 2 to Agreement and Plan of Merger]